LIMITED LIABILITY COMPANY AGREEMENT

OF

PROJECT HOLLYWOOD LLC

This Limited Liability Company Agreement (this “Agreement”) of Project Hollywood LLC, a Delaware limited liability company (the “Company”), dated as of the 27th day of October, 2011, is made and entered into by and between Baseline Holdings LLC, a Delaware limited liability company (“BH”), and Hollywood Media Corp., a Florida corporation (“Hollywood”) (each individually a “Member,” and, together, the “Members”).

In consideration of the mutual agreements made herein, the Members hereby agree to constitute a limited liability company pursuant to the Act as follows:

SECTION 1.                                Definitions.  As used in this Agreement, the following terms shall have the following meanings:

1.1  “Act” means the Delaware Limited Liability Company Act, as amended from time to time.

1.2  “Acceptance” has the meaning set forth in Section 10.1 hereof.

1.3  “Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account, increased for the amount such Member is deemed obligated to restore pursuant to (a) the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5), and (b) Treasury Regulations Sections 1.704-1(b)(2)(ii) (c), as of the end of the Company’s Fiscal Year or other applicable period, and reduced for the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

1.4  “Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person; provided that BH and Hollywood shall not be deemed Affiliates of each other for purposes of this Agreement.  For purposes of this definition, the terms (including, with correlative meaning) “control,” “controlled by” and “under common control with,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.5  “Approved Sale” has the meaning set forth in Section 9.1 hereof.

1.6  “Approved Sale Agreements” has the meaning set forth in Section 9.1 hereof.

1.7  “Available Cash” means the cash of the Company available for distribution from any source, to the extent determined by Managing Member as not reasonably required for current or anticipated future expenses, obligations or reserves.

1.8  “Capital Account” has the meaning set forth in Section 6.2 hereof.

1.9  “Capital Contribution” means, with respect to any Member, the money and the initial Gross Asset Value of any other property contributed by or on behalf of the Member to the Company pursuant to Section 6 hereof.

1.10  “Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as the same may be amended from time to time in accordance with the Act.

1.11  “Code” means the Internal Revenue Code of 1986, as amended.

1.12  “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowed or allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, further, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member; and provided, further, that with respect to any asset to which the remedial allocation method is applicable pursuant to Section 8.4 hereof, Depreciation with respect to such asset shall be calculated in accordance with Treasury Regulations Section 1.704-3(d)(2).

1.13  “Fiscal Year” means the taxable year of the Company for federal income tax purposes.

1.14  “Gross Asset Value” means, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i)  the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset (computed without taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the contributing Member and the Managing Member;

(ii)  if the Managing Member reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Gross Asset Values of all Company assets shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g) to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the Managing Member, as of the following times:  (a) a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for an interest in the Company; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for the redemption of an interest in the Company;  (c) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to, or for the benefit of, the Company, or (d) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iii)  the Gross Asset Value of any asset distributed to any Member shall be the gross fair market value of such asset (computed without taking Section 7701(g) of the Code into account) without reduction for liabilities, as reasonably determined by the Managing Member as of the date of distribution; and

(iv)  the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Managing Member reasonably determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company’s assets for purposes of computing Net Profits and Net Losses.

1.15  “Majority-in-Interest of Members” means Members whose aggregate Membership Percentage Interests exceed 50 percentage points.

1.16  “Managing Member” has the meaning set forth in Section 4.1.

1.17  “Membership Percentage Interest” means, as to any Member, the percentage obtained by dividing the number of outstanding Units held by a Member by the total number of Units outstanding.

1.18  “Minimum Gain” means the total gain which the Company would realize if it sold, in a taxable disposition, each of its assets that were subject to nonrecourse liabilities in full satisfaction of the liabilities.  In computing such gain, only the portion of the assets’ tax bases allocated to nonrecourse liabilities of the Company shall be taken into account.

1.19  “Necessary Actions” has the meaning set forth in Section 9.1 hereof.

1.20  “Net Profits” and “Net Losses”, respectively, shall mean for each Fiscal Year or other applicable period, the net taxable income or loss (i.e., the aggregate amount of all income and gain reduced by the aggregate amount of all loss and deduction) of the Company determined in accordance with the method of accounting followed by the Company for federal income tax purposes and determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss); provided, however, (i) any receipts of the Company that are exempt from federal income tax shall be added to such income or loss, (ii) any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as so described pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), shall be subtracted from such income or loss, (iii) in lieu of depreciation, amortization and other cost recovery deductions, there shall be taken in account Depreciation in computing such taxable income or loss, (iv) gain or loss resulting from the disposition of the property shall be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value, and (v) in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (ii) or (iii) of Section 1.14 hereof, the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses.

1.21  “Offer” has the meaning set forth in Section 10.1 hereof.

1.22  “Offered Units” has the meaning set forth in Section 10.1 hereof.

1.23  “Offering Member” has the meaning set forth in Section 9.2 hereof.

1.24  “Other Member” has the meaning set forth in Section 9.1 hereof.

1.25  “Permitted Transferee” means, with respect to any Member, (a) an Affiliate of such Member, (b) any of the lawful issue of such Member, (c) the spouse or estate of such Member, (d) any trust, partnership, custodianship or other fiduciary account established for the exclusive benefit of such Member or Permitted Transferee, or (e) any member, partner, stockholder or other equityholder of such Member.

1.26  “Person” means any natural person, partnership, corporation, limited liability company, trust, estate, association, unincorporated organization or other entity or association.

1.27   “ROFR Member” has the meaning set forth in Section 10.1.

1.28  “Tag Notice” has the meaning set forth in Section 9.2 hereof.

1.29  “Third Party Offeree” has the meaning set forth in Section 10.1 hereof.

1.30  “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift or other transfer or disposition of any kind.

1.31  “Unit” shall mean a membership interest in the Company.

SECTION 2.  Formation, Purpose, Term.

2.1  Formation;  Qualification.  The Company has been formed under the laws of the State of Delaware on the date of the filing of the Certificate with the Delaware Secretary of State.  The Managing Member has or shall cause to be executed, filed and published such documents and instruments with such appropriate authorities and/or in such publications as may be necessary or appropriate from time to time to comply with all requirements for the formation and operation of a limited liability company in Delaware.  This Agreement is intended to serve as a limited liability company agreement as such term is defined in Section 18-101(7) of the Act.  The parties intend that the Company shall be taxed as a partnership.

2.2  Name.  The business of the Company shall be conducted under the name “Project Hollywood LLC”.  The Managing Member shall have the power to change the name of the Company at any time.

2.3  Purposes.  The Company is organized for the purpose of transacting any and all lawful business for which a limited liability company may be organized under the Act.  Subject to the provisions of this Agreement, the Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.

2.4  Powers.  The Company shall possess and may exercise all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided in the Act.

2.5  Principal Place of Business;  Registered Office and Agent.  The principal office of the Company shall be located at 7163 Ayrshire Lane, Boca Raton, Florida  33496, or such other place as shall be determined by the Managing Member.  The initial registered agent for the Company shall be The Corporation Trust. The initial registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801.

2.6  Term.  The term of the Company shall commence upon the filing of the Certificate with the Delaware Secretary of State, and shall terminate as herein provided.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate in the manner required by the Act.

2.7  Organization Expenses.  The Company shall pay all expenses incurred in connection with the formation and organization of the Company.  Such expenses shall include, without limitation, fees of legal counsel, fees of a registered agent, registration fees, filing and publication costs and other like expenses.

2.8  Unit Register; Transfer.  Units may be issued for such consideration as the Managing Member may determine, subject to the other provisions hereof.  The Company shall maintain a Unit register containing the names and addresses of the holders of record of Units.  The initial Units held by the Members on the date hereof are set forth on Exhibit A hereto.  The Managing Member shall update Exhibit A hereto to reflect the additional Capital Contributions and Units of Members and the admission of additional Members of the Company pursuant to Section 6.1(b).

2.9  Certificates for Units.  At the sole discretion of the Managing Member, the Units may be represented by a certificate.  The exact contents of a certificate shall be determined by the Managing Member.

SECTION 3.  Members and Members’ Interests.

3.1  Names and Number of Units Held.  The names of the Members and the number of outstanding Units held by such Members, respectively, are set forth on Exhibit A hereto.

3.2  Limitation on Liability.  No Member shall be liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, except as provided by law or as specifically provided otherwise herein.  All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.  No Member shall be required to make any contribution to the Company by reason of any negative balance in the Member’s Capital Account nor shall any negative balance in a Member’s Capital Account create any liability on the part of the Member to any third party.

3.3  Business Transactions Involving a Member or Affiliate of a Member.  A Member or its Affiliate may lend money to, provide services to and transact other business with the Company and shall have the same rights and obligations with respect to such matters as a Person who is not a Member or an Affiliate of a Member; provided that the terms of such lending, services or other business transacted shall be commercially reasonable and on an arm’s length basis, as determined in good faith by the holders of a Majority-in-Interest of Members.

3.4  Business Opportunities.  To the fullest extent permitted by law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member of the Company.  The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Member.  No Member who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Member shall not be liable to the Company or to the Members for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company.  No amendment or repeal of this Section 3.4 shall apply to or have any effect on the liability or alleged liability of any Member for or with respect to any opportunities of which any such Member becomes aware prior to such amendment or repeal.

SECTION 4.  Management of the Company.

4.1  Management Vested in the Managing Member; Officers.  The business and affairs of the Company shall be managed by the Managing Member (the “Managing Member”).  So long as BH and/or its Permitted Transferee(s) (or any further Permitted Transferee(s)) own any Units, the Managing Member shall be BH, if it is a Member and, if it is not a Member, BH’s designee; and otherwise the Managing Member shall be selected by a Majority-in-Interest of Members.   The Managing Member shall direct, manage and control the business of the Company.  The Managing Member shall have full authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of Company business, unless otherwise provided in the Act, the Certificate or this Agreement.  The Managing Member may appoint such officers who shall have such power and authority as may be specified by the Managing Member.

4.2     Powers of Managing Member.  Without limiting the generality of Section 4.1, unless otherwise provided in the Act, the Certificate or this Agreement, the Managing Member shall have full power and authority on behalf of the Company to:

(a)  admit additional Members to the Company;

(b)  execute any document or instrument on behalf of the Company which is necessary to carry out the intent and purpose of this Agreement; and

(c)  execute on behalf of the Company all agreements, instruments and documents which are necessary or desirable to the business of the Company.

4.3  Expenses.  The Company shall reimburse the Managing Member, out of any available funds of the Company, for reasonable out-of-pocket expenses incurred in connection with the business of the Company (including in the Managing Member’s capacity as the Tax Matters Partner).

4.4  Meetings of and Voting by Members.

(a)  A meeting of the Members may be called at any time by a Majority-in-Interest of Members.  Meetings of Members shall be held at the Company’s principal place of business.  Not less than 10 nor more than 60 days before each meeting, the Members calling the meeting shall deliver or mail written notice of the meeting to each Member, stating the time, place and purpose of the meeting and indicating that it is being issued by or at the direction of the Member calling the meeting.  A Member may waive notice of any meeting, before or after the date of such meeting, by delivering a signed waiver to the Company for inclusion in the minutes of the Company or by his, her or its presence at the meeting in person or by proxy.  Members may participate in any meeting by means of telephonic conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other or by any other means permitted by law.  Such participation shall constitute presence in person at the meeting.  At any meeting of Members, the presence in person or by proxy of a Majority-in-Interest of Members shall constitute a quorum.

(b)  The record date for the purpose of determining the Members entitled to notice of a Members’ meeting, for voting or the taking of any other action, shall be the 10th day prior to the date of the meeting or action.

(c)  A Member may appoint a proxy to vote or otherwise act for the Member pursuant to a written appointment form executed by the Member or the Member’s duly authorized attorney-in-fact.

(d)  Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having the minimum number of votes that would be necessary to authorize or take action at a meeting.  The record date for determining Members entitled to take action without a meeting is the first date a Member signs a consent to such action.  Any action to be taken by the Members shall be authorized by the consent of a Majority-in-Interest of Members.

SECTION 5.  Accounting and Records.

5.1  Records and Accounting.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with the accounting methods elected to be followed by the Company.  The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business.  The Fiscal Year of the Company shall be the year ended December 31.

5.2  Access to Books and Records.  All books and records of the Company shall be maintained at the Company’s principal place of business, and each Member, and each Member’s duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times for any purpose reasonably related to the Member’s interest in the Company.  Such books and records shall include the following (copies of which shall be delivered to a Member upon the Member’s written request):

(a)  financial reports of the Company, if any, for the most recent Fiscal Year;

(b)  a current list of the name and last known business, residence or mailing address of each Member;

(c)  copies of the Company’s federal, state and local income tax returns and reports, if any, for the seven most recent years;

(d)  a copy of the Certificate and all amendments thereto;

(e)  a copy of this Agreement and all amendments hereto;

(f)  copies of any written information with respect to the amount of cash and a description and statement of the agreed value of any property or services contributed by each Member and which each Member has agreed to contribute in the future and the date such Member became a Member;

(g)  minutes of every meeting of Members; and

(h)  any written consents obtained from Members for actions taken by Members without a meeting.

5.3  Accounting Decisions.  All decisions as to accounting matters shall be made by the Managing Member.

5.4  Tax Matters Partner; Federal Income Tax Elections.  The Managing Member shall be the “tax matters partner” for purposes of the Code (hereinafter referred to as the “Tax Matters Partner”) and shall notify the Members of any audit or other matters of which it is notified or becomes aware.  The Tax Matters Partner shall cause all income tax and information returns for the Company to be prepared by the Company’s accountants and shall cause such tax returns to be timely filed with the appropriate authorities.  The Company, through the Tax Matters Partner, may make all elections for federal income tax purposes.  All decisions as to tax elections and accounting matters shall be made by the Tax Matters Partner.

SECTION 6.  Capital Contributions.

6.1  Capital Contributions of the Members; Additional Members; Incentive Units.

(a)  The initial Capital Contributions shall be in cash in the amount expressed in U.S. dollars set forth on Exhibit A (“Initial Capital Contributions”).  Subsequent contributions shall be in such amounts and may be in cash or any type of property, including promissory notes, as may be determined by the Managing Member.  No Member shall be required to make any Capital Contributions to the Company other than the Initial Capital Contributions required to be made by such Member under this Section 6.1(a).

(b)  Notwithstanding Section 6.1(a), in the event that the Managing Member determines in good faith that additional Capital Contributions are necessary or desirable, the Managing Member may cause the Company to issue additional Units, and admit additional Members, on such terms as are approved by the Managing Member, including, without limitation, that from time to time the Managing Member may, in its discretion, request (but not require) each Member to make an additional Capital Contribution to the Company, in accordance with such Member’s Membership Percentage Interest or otherwise.  The Managing Member shall update Exhibit A to reflect the additional Capital Contribution and Units of the Members.

(c)  Without limiting the generality of the other provisions of this Agreement, the Managing Member may, in its discretion from time to time, cause the Company to issue Units or other interests in the Company, or options or other securities exercisable or convertible into Units or into such other interests, in each case having such entitlements to distributions and allocations and such other economic and non-economic rights and obligations as the Managing Member shall designate, on an arm’s length basis, to employee(s), officer(s), manager(s), consultant(s) or advisor(s) of the Company, for such consideration as the Managing Member determines in good faith (including, without limitation, the provision of past or future services to the Company), in order to attract, retain and/or incentivize such Person(s) to provide services to and/or promote the success of the Company.  The Managing Member may evidence such Units or other interests by the Managing Member’s execution of an appropriate agreement with such Persons, which shall be considered and given effect as an amendment to this Agreement.

6.2  Capital Account.

(a)  A capital account (a “Capital Account”) shall be established for each Member.  The Capital Account shall be credited with (i) the Capital Contributions of such Member (net of liabilities relating to any contributed property that the Company is considered to assume or take subject to under Code Section 752), (ii) such Member’s share of Net Profits as determined pursuant to Section 8, (iii) any items of income or gain that are taken into account in determining capital accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) on account of any adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b), and (iv) the amount of any liabilities of the Company that are assumed by such Member, other than liabilities described in Section 6.2(b)(i).

(b)  The Capital Account shall be debited by (i) the amount of cash and the Gross Asset Value of other property distributed to such Member (net of any liabilities relating to such distributed property that the Member is considered to assume or take subject to under Code Section 752), (ii) such Member’s share of Net Losses as determined pursuant to Section 8, (iii) any items of loss that are taken into account in determining capital accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m) on account of Code Section 734(b) or Code Section 743(b) adjustments to the tax basis of Company assets, and (iv) the amount of any liabilities of such Member that are assumed by the Company, other than liabilities described in Section 6.2(a)(i).

In the event the Gross Asset Value of Company assets is adjusted under the provisions of the definition thereof in Section 1, the Capital Accounts of the Members shall be adjusted to reflect the aggregate net adjustment as if the Company recognized Net Profits or Net Losses equal to the amount of such aggregate net adjustment and such Net Profits or Net Losses were allocated to the Members pursuant to Section 8.1 of this Agreement.  The foregoing provisions relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be applied in a manner consistent with such Regulations.

(c)  Upon the transfer of an interest of a Member in the Company in accordance with the terms of this Agreement (x) if such transfer does not cause a termination of the Company within the meaning of Code Section 708(b)(1)(B), the Capital Account of the transferor Member that is attributable to the transferred interest shall be carried over to the transferee Member and, if the Company has a Code Section 754 election in effect, the Capital Account shall not be adjusted to reflect any adjustment under Code Section 743, or (y) if such transfer causes a termination of the Company within the meaning of Code Section 708(b)(1)(B), the income tax consequences of such termination shall be governed by the relevant provisions of Subchapter K of Chapter 1 of the Code and the Regulations promulgated thereunder, and the initial Capital Accounts of the Members in the new limited liability company resulting from such termination (which for all other purposes shall continue to be the Company) shall be determined in accordance with the Treasury Regulation Sections 1.704-1(b)(2)(iv)(d), (e), (f), (g) and (l) under Code Section 704(b) and thereafter in accordance with this Section 6.2.

6.3  Return of Contributions.  Except as otherwise expressly provided herein, no Member shall be entitled to withdraw or demand a refund or return of any Capital Contributions or any interest thereon.

6.4  Deposit and Use of Company Funds.  Upon formation of the Company, all cash Capital Contributions shall be transferred to a separate Company account or accounts in such banks or other financial institutions as may be selected by the Managing Member.  Such account or accounts shall be maintained in the name of or for the benefit of the Company.  Thereafter, all revenues, bank loans, proceeds and other receipts shall be deposited and maintained in such account or accounts, which may or may not bear interest, and all expenses, costs and similar items payable by the Company shall be paid from such accounts.  The Company’s funds, including, but not limited to, the Members’ cash Capital Contributions, Company revenue and the proceeds of any borrowing by the Company, may be invested as the Managing Member, in its sole discretion, shall deem advisable.  Any interest or other income generated by such deposits or investments shall be considered part of the Company’s account.  Company funds from any of the various sources mentioned above may be commingled with other Company funds, but not with the separate funds of any other Person, and may be withdrawn, expended and distributed as authorized by the terms and provisions of this Agreement.

6.5  No Third-Party Beneficiary Rights.  Notwithstanding the provisions of Section 18-502(b) of the Act, the provisions of this Section 6 are not intended to be relied upon by and are not for the benefit of any creditor or any other Person (other than a Member, the Managing Member and the Indemnified Persons, in its capacity as such) to whom any debts, liabilities or obligations are at any time owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

SECTION 7.  Distributions.

7.1  Non-Liquidating Distributions.  Distributions of Available Cash by the Company to the Members shall be made at the times and in the aggregate amounts determined by the Managing Member.  Except as provided in Section 7.2 and subject to any amendments made to this Agreement pursuant to Section 6.1(c), distributions of Available Cash shall be made to the Members in proportion to their Membership Percentage Interests.

7.2  Capital Account Limitation; Liquidation.  Upon the liquidation of the Company, or any Member’s interest in the Company, liquidation proceeds, if any, shall be distributed in accordance with the provisions of Section 10.4 hereof.

7.3  Certain Terms.  For purposes of this Agreement, (x) the term “liquidation of the Company” shall mean either (a) a termination of the Company, which shall be deemed to occur, for purposes of this Section 7.3, on the date upon which the Company ceases to be a going concern and is continued in existence solely to wind up its affairs, or (b) a termination of the Company pursuant to Section 708(b)(1)(A) of the Code; and (y) the term “liquidation of a Member’s interest in the Company” shall mean the termination of Member’s entire interest in the Company effected by a distribution, or a series of distributions, by the Company to the Member.

7.4  Withholding.  If the Managing Member determines that the Code requires the Company to withhold any tax with respect to a Member’s distributive share of income, gain, loss, deduction or credit or any distributions, the Managing Member shall cause the Company to withhold and pay such tax.  All amounts required to be withheld from or with respect to (or paid as income tax or estimated tax with respect to or on behalf of) any Member pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to such Member for all purposes under this Agreement.  If the Managing Member determines that the Company would not, at the time such withholding (or payment) is required, have sufficient liquid assets to satisfy such withholding (or payment) obligation out of amounts at that time otherwise distributable to such Member, the Member as to which withholding (or payment) applies shall, promptly upon demand by the Managing Member, contribute cash to the Company in an amount sufficient to satisfy such withholding (or payment) obligation.

SECTION 8.  Allocations.

8.1  General Allocations of Net Profits and Net Losses.  Except as otherwise provided in Section 8.2, Net Profits and Net Losses with respect to each Fiscal Year or applicable portion thereof shall be allocated to the Members in accordance with their respective Membership Percentage Interests.

8.2  Special Allocations.  Notwithstanding anything in this Agreement to the contrary:

(a)  No Member shall be allocated any item of loss or deduction to the extent said allocation shall cause or increase any deficit in said Member’s Adjusted Capital Account.  If any Member with a deficit in its Adjusted Capital Account unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then Company items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit in said Member’s Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible.  The Members intend that the provisions set forth in this clause shall constitute a “Qualified Income Offset” as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(b)  The following provisions shall be applicable beginning in the first taxable year in which the Company has “nonrecourse deductions” as defined in Treasury Regulations Section 1.704-2(b)(1):

(i)  All nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) shall be charged to the Capital Accounts of the Members in proportion to their respective Membership Percentage Interests.

(ii)  If in any Fiscal Year of the Company there is a net decrease in Minimum Gain, then each Member with a share of Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(g)(1)) as of the beginning of such year shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for succeeding years), equal to that Member’s share of the net decrease in Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(g)(2)).  In allocating the income and gain pursuant to the previous sentence, gains recognized from the disposition of Company assets subject to nonrecourse liabilities of the Company shall be allocated first to the extent of the decrease in Minimum Gain attributable to the disposition of said asset.  Thereafter, any income and gain to be allocated shall consist of a pro rata amount of other Company income and gain for that year.  The Members intend that this clause (ii) shall constitute a “Minimum Gain Chargeback” as set forth in Treasury Regulations Section 1.704-2(f).

(iii)  If any Member bears the “economic risk of loss” (within the meaning of Treasury Regulations Section 1.752-2) with respect to any nonrecourse loan of the Company, then (A) the losses, deductions or Section 705(a)(2)(B) expenditures that are attributable to such nonrecourse loan for any Fiscal Year or other period shall be allocated to the Members who bear the burden of such economic risk of loss in accordance with Treasury Regulations Section 1.704-2(i), and (B) if in any taxable year there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as defined in Treasury Regulations Section 1.704-2(i)(2)) (as determined in accordance with Treasury Regulations Section 1.704-2(i)(4)) attributable to such nonrecourse loan, each Member with a share of Partner Nonrecourse Debt Minimum Gain attributable to such nonrecourse loan (as determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years), equal to that Member’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(i)(4)).

8.3  Regulatory Provisions.  The provisions of Section 8.2 (collectively, the “Regulatory Provisions”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all allocations pursuant to the Regulatory Provisions shall be offset either with other allocations pursuant to the Regulatory Provisions or, if necessary, with curative allocations of other items of income, gain, loss or deduction pursuant to this Section 8.3.  Therefore, notwithstanding any other provision of this Agreement, other than the Regulatory Provisions, allocations pursuant to the Regulatory Provisions shall be taken into account in allocating other items of income, gain, expense or loss among the Members so that, to the extent possible, the net amount of such allocations of other items and the allocations pursuant to the Regulatory Provisions to each Member are equal to the net amount that would have been allocated to such Member if the Regulatory Provisions were not part of this Agreement.  In applying this Section 8.3, there shall be taken into account (a) future allocations under Section 8.2(b)(ii) that, although not yet made, are likely to offset other allocations previously made under Section 8.2(b)(i), and (b) future allocations under Section 8.2(b)(iii)(B) that, although not yet made, are likely to offset other allocations previously made under Section 8.2(b)(iii)(A).

8.4  Code Section 704(c) Allocations.  Notwithstanding any other provision in this Section 8, in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value on the date of contribution.

If, under Treasury Regulations Section 1.704-1(b)(2)(iv)(f), Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a Gross Asset Value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its Gross Asset Value in the same manner as variations between the adjusted tax basis and Gross Asset Value of property contributed to the Company are taken into account (as provided in the preceding paragraph) in determining the Members’ shares of tax items under Section 704(c) of the Code.

Allocations pursuant to this Section 8.4 are solely for purposes of federal, state and local taxes.  As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses or other items of distributions pursuant to any provision of this Agreement.

8.5  Other Allocation Rules.

(a)  Except as may otherwise be provided herein, whenever a proportionate part of Net Profits or Net Losses of the Company is credited or charged to a Member’s Capital Account for any Fiscal Year, every item of income gain, loss, or deduction entering into the computation thereof shall be considered either credited or charged, as the case may be, and every item of credit or tax  preference related thereto and applicable to such Fiscal Year shall be allocated to, such Capital Account in the same proportion.  Upon any change in the relative interests of the Members in the Company, whether by reason of the admission or withdrawal of a Member, the transfer by any Member of all or any part of its interest, or otherwise, the Members’ shares of all Company items shall be determined by reference to any method acceptable under the Treasury Regulations under Section 706 of the Code, as determined by the Managing Member.

(b)  Interim Allocations Due to Membership Percentage Interest Adjustments.  In the event of a change in the Membership Percentage Interests during any Fiscal Year or a transfer of an interest in the Company in accordance with the terms of this Agreement, the Company’s Net Profit and Net Loss shall be allocated among the Members for the periods before and after the change or transfer pursuant to an interim closing of the books.  This Section 8.5(b) shall apply both for purposes of computing a Member’s Capital Account and for federal income tax purposes.

SECTION 9.  Drag-Along and Tag-Along.

9.1  Drag-Along.  In the event that BH and/or any of its Permitted Transferee(s) (and/or any further Permitted Transferee(s)) who, collectively, constitute a Majority-in-Interest of Members, agree(s) to (a) sell all of his, her or its Units; (b) vote in favor of a merger or consolidation involving the Company; or (c) vote in favor of the sale of all or substantially all of the Company’s assets (each an “Approved Sale”), in each case to a third party purchaser or purchasers, other than its Permitted Transferee, in a single transaction or series of related transactions, then, upon the written request of such Majority-in-Interest of Members, the other Members (the “Other Members”) shall: (i) consent to, vote for and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (ii) waive any dissenters’, appraisal and similar rights with respect to the Approved Sale, and (iii) if the Approved Sale is a sale of Units, agree to sell all of their Units on the terms and conditions of the Approved Sale, provided that such sale obligation shall only apply if the terms and conditions of the Approved Sale with respect to such Other Member, in its capacity as a Member, are the same in all material respects as the terms and conditions applicable to BH, in its capacity as a Member.  Each Other Member shall take all necessary and reasonably desirable actions in connection with the consummation of any such Approved Sale, including without limitation the execution of such agreements and instruments and other actions reasonably necessary (the “Necessary Actions”) to: (x) cooperate in good faith with the purchaser in such Approved Sale to provide access and information as may be reasonably requested by the purchaser; (y) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements (collectively, the “Approved Sale Agreements”) relating to such Approved Sale (provided that in no event shall any Other Member’s liability with respect to such Approved Sale Agreements exceed the consideration distributed to such Other Member in the Approved Sale, except in the event of fraud, bad faith or willful misconduct by such Other Member and except as may be otherwise agreed to by such Other Member in such Approved Sale Agreements); and (z) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale such that all Members shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company in a complete dissolution of the Company.  As security for the performance of each Other Member’s obligations pursuant to this Section 9.1, each Other Member hereby grants to the Managing Member (and its designee), with full power of substitution and resubstitution, an irrevocable proxy to vote all of such Other Member’s Units, at all meetings of the Members of the Company held or taken after the date of this Agreement with respect to an Approved Sale, or to execute any written consent in lieu thereof, and hereby irrevocably appoints the Managing Member (and its designee), with full power of substitution and resubstitution, as such Other Member’s attorney-in-fact with authority, to the extent constituting Necessary Actions, to sign any documents with respect to any such vote or any actions by written consent of such Other Member taken after the date of this Agreement.  This proxy shall be deemed to be coupled with an interest and shall be irrevocable.

9.2  Tag-Along.  Subject to Section 9.1 above and Section 10.1 below, if a Member (an “Offering Member”) proposes to Transfer any Units to a third party purchaser or purchasers, other than its Permitted Transferee, in a single transaction or series of related transactions (a “Proposed Transfer”), each other Member shall have the right to participate in such sale on a pro rata basis, on the same terms and conditions, and for the same type and amount of consideration, applicable to the Proposed Transfer.  The Offering Member’s obligation under this Section 9.2 to afford the other Members or cause the other Members to be afforded, the rights referred to herein, shall be discharged if the other Members are given written notice pursuant to this Section 9.2 (the “Tag Notice”) which allows such other Members 30 days to avail themselves of such rights by a written reply.  If any such other Member fails to deliver a written response to the Tag Notice within such 30 day period, he, she or it shall be presumed to have elected not to sell its Units.  The Offering Member shall be required to include (or cause to be included) in the Proposed Transfer the Units of any Member who avails itself of his, her or its right to tag along pursuant to this Section 9.2, on the same terms and conditions, and for the same type and amount of consideration applicable to the Proposed Transfer, and the inclusion of such Member, on a pro rata basis, shall be a condition precedent to the closing of the Transfer.

SECTION 10.  Transfer of Units; Withdrawal; Additional Members.

10.1  Right of First Refusal.  No Member (an “ROFR Member”), other than BH and its Permitted Transferees (and further Permitted Transferees), may Transfer all or any of its Units to any Person, other than to a Permitted Transferee, except in accordance with this Section 10.1.  If an ROFR Member obtains from a third party (the “Third Party Offeree”) a bona fide offer for the ROFR Member to Transfer all or any part of its Units to such third party (the “Offer”), and the ROFR Member desires to accept the Offer, then the ROFR Member shall submit a copy of the Offer in writing to BH and the Company, which writing shall specify the number of Offered Units proposed to be Transferred and the terms and conditions, including price, of the proposed Transfer.  First BH, and then the Company, shall have the right to purchase, in the aggregate, all (but not less than all) of the Offered Units on the same terms and conditions specified in the Offer.

(a)  If BH or the Company desires to purchase any or all of the Offered Units on the same terms and conditions specified in the Offer, BH and/or the Company, as the case may be, shall deliver its acceptance (an “Acceptance”) to the ROFR Member, which Acceptance shall confirm that it desires to purchase any or all of the Offered Units and the number of Units it desires to purchase, at the address set forth in the Offer 20 days after the date the ROFR Member sent a copy of the Offer to BH and the Company pursuant to this Section 10.1.  If BH and the Company elect to purchase, in the aggregate, all (but not less than all), of the Offered Units, the closing of the sale of the Offered Units pursuant to this Section 10.1 shall be made at the offices of the Company on the 30th day following the expiration of the 20-day period described above (or if such 30th day is not a business day, then on the next succeeding business day).  Payment for the Offered Units shall be made as provided in the Offer or by wire transfer.  To the extent that BH and the Company desire to purchase an aggregate number of Offered Units that exceeds the actual number of Offered Units, the number of Offered Units available to the Company shall be reduced.

(b)  If BH and/or the Company do not elect to purchase all of the Offered Units, then the Offered Units may be Transferred by the ROFR Member to the Third Party Offeree at any time within 120 days after the date the Company sent a copy of the Offer to BH and the Company pursuant to this Section 10.1.  Any such Transfer shall be upon terms and conditions, including price, no more favorable to the Third Party Offeree than those specified in the Offer.  Any Offered Units not sold within such 120-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 10.1.

10.2  Admission to Membership.  From and after the date of the formation of the Company, any Person may become an additional Member with the consent of, and upon such terms (including the capital contribution to be made and the Membership Percentage Interest to be received) as may be determined by, the Managing Member.  Upon the admission of an additional Member, Exhibit A annexed hereto shall be amended to reflect each Member’s revised ownership interest.  No additional Member shall become a Member until such additional Member shall have become a party to, and adopted all of the terms and conditions of, this Agreement.

10.3  Dissolution of the Company.  The Company shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

(a)  a determination by the unanimous written consent of all the Members that the Company should be dissolved;

(b)  the sale of all or substantially all of the assets of the Company;

(c)  the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(d)  at such earlier time as may be required by applicable law.

10.4  Distribution of Assets.

(a)  If the Company is dissolved and its affairs are to be wound up, the Managing Member shall, subject to any amendments made to this Agreement pursuant to Section 6.1(c), (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Managing Member may determine to distribute any assets to the Members in kind in which case such assets shall be distributed to the Members on a pro rata basis to the extent reasonably practicable), (2) allocate any Net Profits or Net Losses resulting from such sales to the Members’ Capital Accounts in accordance with Section 8 hereof, (3) discharge all liabilities of the Company (other than liabilities to Members), whether by payment or the making of reasonable provision for payment thereof, including all costs relating to the dissolution, winding up and liquidation and distribution of assets, (4) establish such reserves as may be reasonably necessary to provide for contingent, conditional and unmatured liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company), (5) discharge any liabilities of the Company to the Members other than on account of their interests in the Company capital or profits, and (6) distribute the remaining assets to the Members in proportion to their Membership Percentage Interests.  The Company’s assets shall be distributed to the Members, either in cash or in kind, as determined by the Managing  Member, with any assets distributed in kind being valued for this purpose at the fair market value as determined pursuant to Section 10.4(b) and treated, for these purposes, as if sold at such values and the resulting gain or loss allocated among the Members and adjusting their Capital Account balances, so that liquidation proceeds shall be distributed in accordance with each Member’s positive Capital Account balance within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(b).  Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2).

(b)  If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members.

(c)  Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), if any Member has a negative Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(d)  Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e)  The Members shall comply with any applicable requirements of applicable law pertaining to the winding up of the Company and the final distribution of its assets.

10.5  Filing of Certificate of Cancellation.

(a)  Upon the dissolution and complete winding up of the Company, a Certificate of Cancellation shall be filed with the Delaware Secretary of State.

(b)  Upon the filing of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.  The Managing Member shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

10.6  Return of Contributions Non-recourse to Other Members.  Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of his, her or its Capital Contributions.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contributed by one or more Members, such Member or Members shall have no recourse against any other Member.

SECTION 11.  Indemnification.

(a)  To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Member (including the Tax Matters Partner in such Member’s capacity as such) and the Managing Member, and each such Member’s officers, directors, managers, partners, members, stockholders, employees, accountants, counsel and agents, and the employees, officers and agents of the Company (each of the foregoing, an “Indemnified Person”) from and against any liability, loss or damage incurred by an Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Indemnified Person by virtue of such Indemnified Person’s position with the Company; provided that the Indemnified Person has met the standard of conduct for indemnification set forth in Section 11(b); and provided further, that indemnification under this Section 11 shall be recoverable only from the assets of the Company and not from any assets of the Members.  The Company shall pay for or reimburse the reasonable expenses incurred by an Indemnified Person in connection with any such proceeding in advance of final disposition thereof if (i) the Indemnified Person furnishes the Company a written affirmation of the Indemnified Person’s good faith belief that it has met the standard of conduct for indemnification described in Section 11(b), and (ii) the Indemnified Person furnishes the Company a written undertaking to repay the advance if it is ultimately determined by a final ruling of a court of competent jurisdiction that cannot be appealed that such Indemnified Person did not meet such standard of conduct.  The undertaking described in clause (ii) above must be a general obligation of the Indemnified Person, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment.  The Company shall indemnify an Indemnified Person, to the extent he, she or it is successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the Indemnified Person in connection with the proceeding without the requirement of a determination as set forth in Section 11(c).  Upon demand by an Indemnified Person for indemnification or advancement of expenses, as the case may be, the Company shall expeditiously determine whether the Indemnified Person is entitled thereto in accordance with this Section 11.  The indemnification and advancement of expenses provided for under this Section 11 shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Section 11.

(b)  Indemnification of an Indemnified Person is permissible under this Section 11 only if (i) such Person reasonably believed that it conducted himself, herself or itself in good faith; (ii) such Person reasonably believed that his, her or its conduct was not opposed to the Company’s interest and was within the authority delegated to him, her or it by this Agreement or by the Members (or in the case of inaction by the Indemnified Person, such Person did not intend its inaction to be harmful or opposed to the interests of the Company); (iii) in the case of any criminal proceeding, such Person had no reasonable cause to believe his, her or its conduct was unlawful; (iv) such Person is not adjudged in any such proceeding by judgment, order or conviction to have failed to meet the standard of conduct described in this Section 11(b); and (v) such Person acted without fraud or willful misconduct.

(c)  An Indemnified Person who is a party to a proceeding may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction.  On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines:

(i)  in a proceeding in which the Indemnified Person, to the extent he, she or it is successful, on the merits or otherwise, the Indemnified Person is entitled to indemnification under this Section 11, in which case the court shall order the Company to pay the Indemnified Person its reasonable expenses incurred to obtain such court ordered indemnification; or

(ii)  the Indemnified Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Indemnified Person met the standard of conduct set forth in Section 11(b).

(d)  Nothing contained in this Section 11 shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any Person who is or was an Indemnified Person or is or was serving at the Company’s request as a member, director, officer, partner, manager, trustee, employee, or agent of another entity.  Nothing contained in this Section 11 shall limit the ability of the Company to otherwise indemnify or advance expenses to any Person.  It is the intent of this Section 11 to provide indemnification to Indemnified Persons to the fullest extent now or hereafter permitted by the law.  Indemnification shall be provided in accordance with this Section 11 irrespective of the nature of the legal or equitable theory upon which a claim is made, including, without limitation, negligence, breach of duty, mismanagement, waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities law, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal law or violation of any law of any other jurisdiction.

(e)  For purposes of this Section 11:

(i)  The term “expenses” includes all direct and indirect costs (including, without limitation, counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out of pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Section 11, applicable law or otherwise.

(ii)  The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(iii)  The term “party” includes a Person who was, is or is threatened to be made, a named defendant or respondent in a proceeding.

(iv)  The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(f)  The Company may purchase and maintain insurance for its benefit, the benefit of any Person who is entitled to indemnification under this Section 11, or both, against any liability asserted against or incurred by such Person in any capacity or arising out of such Person’s service with the Company, whether or not the Company would have the power to indemnify such Person against such liability.

SECTION 12.  Exculpation.

12.1  Exculpation Generally.

(a)  No Indemnified Person shall be liable to the Company or any other Indemnified Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s fraud or willful misconduct.

(b)  An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

12.2  Fiduciary and Other Duties.

(a)  An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for his, her or its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

(b)  Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in his, her or its discretion or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as such Indemnified Person desires, including his, her or its own interests, and will, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in his, her or its good faith or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standards.

SECTION 13.  Representations and Warranties.

13.1  Member Representations.  Each Member hereby represents and warrants to, and covenants and agrees with, the Company as follows:

(a)  The Units have been or will be acquired for his, her or its own account (or for a separate account managed by such Member) for investment.  He, she or it intends to hold such securities acquired indefinitely and he, she or it is not purchasing such securities with a view toward distribution in a manner which would require registration under the Securities Act of 1933, as amended (the “Securities Act”), and he, she or it does not presently have any reasons to anticipate any change in his, her or its circumstances or other particular occasion or event which would cause he, she or it to sell such securities for which he, she or it hereby acquires.  Such Member recognizes that the Units have not been registered under the Securities Act, in reliance upon an exemption from such registration and agrees that he, she or it shall not Transfer or offer for Transfer his, her or its Units, in whole or in part (i) in the absence of an effective registration statement covering such Transfer, pledge or hypothecation, or if an exemption from registration is applicable, upon receipt by the Company of an opinion of counsel reasonably acceptable to the Company and his, her or its counsel, and (ii) except in compliance with all applicable provisions of this Agreement.

(b)  Such Member’s authorization, execution, delivery and performance of this Agreement and any related agreements do not conflict with any other agreement or arrangement to which that Member is a party or by which he, she or it is bound.

(c)  Such Member has all requisite power and authority and, with respect to Members who are individuals, legal capacity, to execute and deliver this Agreement, to perform his, her or its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  With respect to Members which are not individuals, the execution, delivery and performance of this Agreement by such Member have been duly authorized and approved by its board of directors (or similar governing body), and no other entity or stockholder action or proceeding on the part of such Member or such Member’s stockholders is necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by such Member and, assuming the due execution of this Agreement by each of the other Members party hereto, this Agreement constitutes a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

SECTION 14.  Miscellaneous.

14.1  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by telecopier (and confirmed by return facsimile) or (c) delivered, if sent by Express Mail, Federal Express or other express delivery service, or registered or certified mail, return receipt requested, to the addressee at the address for such Member on Exhibit A hereto (or to such other addresses or telecopier number as a party may specify by notice given to the other party pursuant to this provision).

14.2  Amendments.  Except as otherwise provided herein, this Agreement may not be amended, modified or revised, in whole or in part, unless in a writing signed by a Majority-in-Interest of Members; provided that no such amendment, modification or revision may materially and adversely effect any rights hereunder of any Member who has not consented thereto.  For the avoidance of doubt, the foregoing shall not be construed to restrict or otherwise limit the right of the Managing Member to amend this Agreement in accordance with Section 6.1(c) hereof.

14.3  Binding Effect.  The provisions of this Agreement and any amendments or modifications hereto shall be binding upon and inure to the benefit of the parties hereto, their respective personal representatives, heirs, successors and permitted assigns.

14.4  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.5  Headings.  All headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall not be considered in the construction or interpretation of any provision of this Agreement.

14.6  Exhibits.  All exhibits annexed hereto are expressly made a part of this Agreement, as fully as though completely set forth herein, and all references to this Agreement herein or in any of such exhibits shall be deemed to refer to and include all such exhibits or schedules.

14.7  Terms.  Common nouns and pronouns shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

14.8  Severability.  Each provision hereof is intended to be severable.  If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

14.9  Entire Agreement.  This Agreement, including all Exhibits hereto, constitutes the entire agreement of the parties hereto with respect to the matters hereof and supersedes any prior oral and written understandings or agreements.

14.10  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

14.11  Jurisdiction; Venue; Service of Process.

(a)  Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Florida or the United States District Court located in the State of Florida for the purpose of any action between or among the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such action other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)  Any action brought by any party or any of its Affiliates arising in whole or in part under or in connection with this Agreement may only be instituted in a federal or state court in the State of Florida, and each party waives any claim or objection that it may now or hereafter have to the laying of venue of any such proceeding, and agrees not to assert that venue should properly lie in any other location.

(c)  Each party hereby (i) consents to service of process in any action between or among the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 14.1 above, shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

14.12  Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT AND THAT ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

14.13  No Waiver.  No course of dealing between the Company and any Member, and no delay by the Company in exercising any right, power or remedy, shall operate as a waiver or otherwise prejudice the exercise by the Company of that right, power or remedy against that Member or any other Member.

14.14   No Partnership Intended for Nontax Purposes. Except for tax purposes, (a) the Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership, either general or limited, (b) the Members do not intend to be partners to one another, or partners as to any third party, and (c) to the extent any Member, by word or action, represents to another Person that any Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Members who incur personal liability by reason of such wrongful representation.

14.15  Waiver of Partition.  Each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company.  Accordingly, each Member agrees that he, she or it shall not, either directly or indirectly, take any action to require partition or appraisal of the Company or of any of the assets or properties of the Company, and notwithstanding any provisions of this Agreement to the contrary, each Member (and his, her or its successors and assigns) accepts the provisions of this Agreement as his, her or its sole entitlement on termination, dissolution and/or liquidation of the Company and hereby irrevocably waives any and all rights to maintain any action for partition or to compel any sale or other liquidation with respect to his, her or its interest, in or with respect to, any assets or properties of the Company.  Each Member agrees that he, she or it shall not petition a court for the dissolution, termination or liquidation of the Company.

[Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

BASELINE HOLDINGS LLC By: /s/ Mitchell Rubenstein Name: Mitchell Rubenstein Title: Managing Member
HOLLYWOOD MEDIA CORP. By: /s/ Robert D. Epstein Name: Robert D. Epstein Title: Independent Director

EXHIBIT A

Members	Initial Capital Contribution in Cash	Units

Baseline Holdings LLC 7163 Ayrshire Lane Boca Raton, FL 33496 Attn: Mitchell Rubenstein	$4,500,000	450

Hollywood Media Corp. 2255 Glades Road Ste. 221A Boca Raton, FL 33431 Attn: Robert Epstein	$1,250,000	125